Exhibit 5.1

June 18, 2026

First Carolina Financial Services, Inc.
2626 Glenwood Avenue, Suite 200
Raleigh, NC  27608

Re:          First Carolina Financial Services, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 filed on the date hereof by First Carolina Financial Services, Inc., a North Carolina corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,496,000 shares of common stock (the “Shares”). We understand that the Shares are to be issued pursuant to the Registrant’s 2025 Equity Incentive Plan, as may be amended from time to time (the “Plan”). In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

As the Registrant’s legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale of the Shares pursuant to the Plan.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as the Registrant’s counsel, to be taken prior to the issuance of the Shares, the Shares when issued in the manner referred to in the Registration Statement and in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP